SERVICE AGREEMENT

between

Nordic Bone A/S,
cvr no 27208355
Fruebjergvej 3
DK-2100 Copenhagen Ø
(the "Company")

and

Charles J. Casamento
2041 Sacramento Street
San Francisco
California 94109
USA
(the "President/CEO")

THIS SERVICE AGREEMENT has today been entered into

between Nordic Bone A/S,
cvr no 27 20 83 55
Fruebjergvej 3
DK-2100 Copenhagen Ø
(the "Company")

and

Charles J. Casamento
2041 Sacramento Street
San Francisco
California 94109
USA
(the "President/CEO")

1.0 Appointment

1.1 The President/CEO shall be appointed President and Chief Executive Officer of the Company with effect from 18th October, 2004 and continuing throughout the term hereof, and shall be registered as Managing Director/CEO with the Danish Commerce and Companies Agency.

1.2 Management will consist of the President/CEO and the Chief Operating Officer of the Company ("Chief Operating Officer") until the Board of Directors decides otherwise.

1.3 The President/CEO will be a member of the Board of Directors.

2.0 The Responsibilities and Duties of the President/CEO; location

2.1 The President/CEO shall have the full responsibility for overseeing the day-to-day management of the Company and shall be obliged to act in a professional manner and in compliance with the guidelines and instructions of the Board of Directors, provided however that such guidelines and instructions do not violate any law.

2.2 The day-to-day management of the Company does not comprise unusual transactions or transactions of material significance compared to the Company's business. Such transactions may only be carried out by the President/CEO if approved by the Board of Directors or within authority delegated from time to time by the Board of Directors, unless where such approval cannot be awaited without the Company's operations suffering materially there from. In the event that such approval cannot be awaited, the Chairman of the Board of Directors must as quickly as possible be informed of any transaction carried out.

2.3 The President/CEO shall perform and discharge such duties and responsibilities for the Company as are customarily associated with such position, and such other duties and responsibilities as are reasonably assigned to the President/CEO from time to time by the Board.

2.4 The President/CEO is obliged to observe the guidelines and recommendations of the Board of Directors as well as the Danish Public Companies Act and the Articles of Association of the Company provided, however that such guidelines and recommendations do not violate any law. The President/CEO shall report to the Chairman of the Board of Directors or in his absence to the other board members.

2.5 At the time of entering into this present Service Agreement, the Company has its main office at Symbion, Fruebjergvej 3, Copenhagen. It is the object of the Company to start up operations in the US. Operations will start up in San Francisco, where the President/CEO will have his office.

2.6 However, if the Board of Directors decides to relocate the Company to the East coast of the US (e.g. New York or Boston) the President/CEO is entitled to a 6-month notice period. In addition, the Company will, in good faith, negotiate a fair and equitable relocation package with the President/CEO. If the Company and the President/CEO cannot come to an agreement concerning a relocation package and the President/CEO consequently decides to give notice of termination to the Company in accordance with 9.1 such notice is not considered a breach of contract.

2.7 It has been agreed that the President/CEO will spend approximately one week a month in Copenhagen, Denmark, for the first 12-month period. The Company will fully reimburse President/CEO for travel and living costs (e.g. hotel and meals) associated with time spent in Copenhagen, Denmark.

2.8 The President/CEO shall participate in all Board of Director meetings unless otherwise decided by the Board in connection with a specific meeting and all board meetings will take place in Denmark, unless otherwise agreed.

3.0 Commitment

3.1 Except as expressly provided herein, the President/CEO shall devote his full time and labour to the Company and to the performance of his duties during the term of this Service Agreement. There are no maximum working hours.

3.2 The President/CEO must not without prior written approval of the Board of Directors, which approval may not unreasonably be withheld, undertake any other salaried office, including but not limited to acting as a manager, member of Board of Directors, as owner/co-owner of any other enterprise, nor may he undertake any time-consuming non-salaried honorary office. It is agreed that the President/CEO may continue the following board memberships: Cortex Pharmaceuticals, SuperGen, the Catholic Medical Mission Board, and Mount Saint Michael Academy.

3.3. The President/CEO shall not without the prior approval of the Company become engaged in (as a partner, investor, shareholder, etc.) any other business, other than normal investments in companies quoted on a stock exchange, pension schemes or other passive investments.

3.4 During his employment, the President/CEO shall not be indebted to the Company.

4.0 Confidentiality

4.1 Technical, scientific and business information, procedures and techniques developed or acquired by the Company are among its most valuable assets. During the employment the President/CEO will have access to some or all of the Company's business secrets including the above-mentioned techniques. To protect the legitimate interests of the Company, the President/CEO is not allowed to at any time, directly or indirectly, disclose to anyone, or use or

otherwise exploit for his own benefit or for the benefit of anyone other than the Company any Proprietary Information, except as may be reasonably required in the ordinary course of his performance of his duties and responsibilities on behalf of the Company.

4.2 The term "Proprietary Information" as used in this agreement means all non-public information relating to the Company and its business, including without limitation all technical or scientific information, information regarding research and development efforts, developments in chemistry, methodologies, procedures, systems, devices, business concepts, software, hardware, processes, "know how" and other intellectual property, scientific data and insights, manufacturing information, quality data, operating techniques, marketing methods, financial information, demographic and trade area information, product applications, market penetration techniques, plans or schedules, regulatory strategies, customer profiles, preferences or statistics, itemized costs, development plans, product information, sourcing information, and all other related trade secrets or confidential or proprietary information of the Company or any affiliate of the Company or any third party to whom the Company owes an obligation of confidence.

4.3 This confidentiality clause shall continue for eight years after the termination of this Service Agreement. With regard to Proprietary Information the obligations shall terminate only if the Proprietary Information becomes generally available to the public on a non-confidential basis other than by the President/CEO's or a third party's breach of his or her obligations of confidentiality. Disclosure by the President/CEO of Proprietary Information as required pursuant to applicable law will not be deemed a breach hereof.

4.4 Upon termination of the employment the President/CEO shall be obliged to return to the Company all papers, documents, drawings, systems, data bases, memoranda, notes, plans, records, reports files, data (including original data), disks, electronical media etc. (originals as well as copies) which the President/CEO has in his possession relating to the Company and/or Nordic Biotech A/S.

5.0 Inventions/copy rights

5.1 The Company is entitled to all benefits, profits and results arising from or incidental to the President/CEO's employment with the Company. All work products, inventions methods, processes, designs, software, apparatuses, compositions of matter, procedures, improvements, property, data

documentation, information or materials that the President/CEO, jointly or separately prepared, conceived, discovered, reduced to practice, developed or created during, in connection with, for the purpose of, related to, or as a result of the employment ("Inventions") shall be owned exclusively and perpetually by the Company.

5.2 The President/CEO by his signature on this agreement unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest in the Inventions (including all patent, copyright, trade secret and any other intellectual property rights therein).

5.3 The President/CEO will assign free of charge to the Company all Inventions. The President/CEO will further execute, upon request, whether during or after the employment, any and all applications for patents, assignments and other papers, which the Company may deem necessary or appropriate for securing such Inventions for the Company.

5.4 The obligations of the President/CEO vested in this present provision shall apply to the same extent to any other company, which is affiliated with the Company.

6.0 Remuneration

6.1 The President/CEO shall receive a fixed annual salary of USD 400,000 that shall be paid in 12 equal installments on the last day of each calendar month.

6.2. An Annual performance review will be conducted once a year before 18th October. However, the first review is to take place before 18th October 2005. The performance review may at the sole discretion of the Board of Directors result in a salary increase and an additional options/warrants grant, commensurate with performance.

6.3 The President/CEO will not receive additional salary for being a board member in subsidiaries or associated companies hereto.

6.4 The President/CEO shall be entitled to tailor his own pension scheme or continue with an already existing pension scheme.

6.5 The President/CEO will participate in the Company's stock option scheme. At the date of commencement of the employment the President/CEO will

receive 52,000 stock options/warrants which equals 5 % of the share capital, nominal value DKK 1,040,000 after a future 12 million DKK financing round at a share price of DKK 50. These options/warrants will vest with 1/36th per month over a three-year period. However, the first 1/6 of the total number of options/warrants will only vest after the first 6 months of employment. Apart from the above the terms and conditions for the stock options/warrants scheme are laid down in Schedule A.

6.6 The Company shall reimburse the President/CEO for his car expenses including the monthly lease or financing payment up to $ 1,275 (equivalent to the monthly lease for a car valued at $ 59,520). The Company shall pay all expenses connected with insurance, motor vehicle registration and tax, maintenance, repair, gasoline and other expenses incurred in connection with the President/CEO's use of the car, whether it be in the Company's service or privately. However, costs connected with speeding or traffic fines as well as responsibilities related to reckless driving and driving without proper license are of no concern of the Company.

6.7 In the event the President/CEO resigns from the Company and is otherwise not employed by the Company, the President/CEO will retain possession of the car and will assume the monthly payments, and all other obligations related to the car thereafter.

6.8 The Company shall pay for medical, life and disability insurance: Medical insurance with full coverage (including Company reimbursement of deductibles), disability insurance with USD 250,000 and life insurance with USD 1.4 million, as well as dental and vision coverage. At the request of the President/CEO, the Company will reimburse costs of existing COBRA coverage and related deductibles in lieu of medical, dental and vision coverage by the Company so long as coverage through COBRA is in effect.

6.9 In case the President/CEO dies before termination of his employment with the Company, the Company shall pay a salary corresponding to the fixed salary in 6.1 for a period of three months following the death to the President/CEO's widow and/or his heirs.

6.10 Remuneration payable to the President/CEO are stated in gross amounts and shall be subject to deductions for all applicable withholding taxes, FICA/ATP/SP contributions and similar terms.

6.11 Any tax consequences of the above-mentioned benefits shall be of no concern to the Company.

7.0 Reimbursements

7.1 During the employment period, the Company shall reimburse the President/CEO, upon submission of properly documented expense account reports, for all reasonable travel and entertainment expenses incurred by the President/CEO in the course of his employment with the Company.

7.2 The President/CEO shall use reasonable efforts to purchase airline tickets in advance or otherwise take advantage of low-cost fares.

8.0 Vacation

8.1 The President/CEO is entitled to four weeks (20 working days Monday to Friday) of annual vacation during his employment as well as usual legal US Holidays, such as Christmas, New Years Day, Fourth of July, Thanksgiving etc.

8.2 The vacation shall be taken with due consideration to the activities of the Company. Accrued and unused vacation time may be carried over to subsequent years with maximum four weeks of carryover into any year.

8.3 The Service Agreement is not governed by the Danish Holiday Pay Act. The President/CEO will receive salary during vacation while he is employed with the Company.

9.0 Termination

9.1 The Service Agreement may be terminated by the President/CEO upon not less than 14 days' notice. Termination under section 9.1. is not considered a breach of contract.

9.2 The Service Agreement may be terminated - without cause - by the Company with a notice of 3 months.

9.3 Any termination shall take effect from the last day of a calendar month and shall be submitted in writing.

9.4 In case the Company terminates the Service Agreement after the first 6 months of employment other than for Cause or the President/CEO terminates the Service Agreement at any time for Good Reason:

The Company will pay severance pay as monthly payments to the President/CEO as follows and will provide benefits continuance to the President/CEO for the indicated period:

Duration of Employment:	Severance Amount:	Benefits Period:
More than 6 months but not more than 9 months	3 months salary	3 months
More than 9 months, but not more than 1 year	6 months salary	6 months
More than 1 year	9 months salary	9 months

The President is not entitled to Severance pay in case of his own termination per Section 9.1 (unless it is for Good Reason) or termination in accordance with Sections 9.5 - 9.7.

9.5 The Company may terminate the Service Agreement without notice - with Cause - upon occurrence of any of the following events (each such event being "Cause"):

(a) The President/CEO's deliberate neglect of, willful misconduct in connection with the performance of, or refusal to perform his duties in accordance with section 2 of this Service Agreement, if not remedied within 30 days of written notice of such event and notice of intention to terminate; or
(b) Commission by the President/CEO of an act or acts constituting a felony or fraud, or
(c) The President/CEO materially breaches any of his obligations under the confidentiality and non-competition clauses, per section 10; or
(d) The President/CEO materially breaches this Service Agreement and such breach remains uncured for more than thirty (30) days following receipt by the President/CEO of written notice specifying the nature of the breach and demanding the cure thereof.

9.6 The following constitute examples of material breach of the President/CEO's obligations under this contract,

a) The President/CEO undertakes other salaried office during his employment with the Company without the prior approval of the board,

b) The President/CEO obligates the Company to an extent that lies outside the general power of attorney for a managing director and the other provisions hereof,

c) The President/CEO deliberately neglects guidelines laid down by the board of Directors, provided however, that such guidelines do not violate any law.

d) The President continues with a certain business strategy regardless of opposite orders by the board,

9.7 If the employment is terminated by the Company for Cause pursuant to section 9.5, the Company shall have no further obligation hereunder with respect to the President/CEO, except payment of the President/CEO's base salary pursuant to section 6.1 until the termination of the Service Agreement. Any unvested options/warrants shall be forfeited and vested options/warrants pursuant to section 6.5 not exercised prior to termination shall expire and no longer be exercisable.

9.8 Where the President/CEO within a period of 6 months in succession has been absent owing to illness for 80 working days, the Company shall be entitled to terminate the Service Agreement with a notice of 3 months to the end of a month without paying severance pay.

9.9 For the purposes hereof, termination by the President/CEO of the Service Agreement for "Good Reason" shall mean termination following: (a) breach hereof by the Company not remedied within thirty days' written notice; (b) diminution in the President/CEO's authority, title or standing within the Company by reason of actions taken by or under the authority of the Board of Directors;

10.0 Non-competition clause

10.1 In case the President/CEO terminates his employment or in case the President/CEO is terminated by the Company, the President/CEO shall not for 12-months following the termination of this Service Agreement be entitled - directly or indirectly - to compete in any manner or capacity, e. g. as an advisor, principal, agent, consultant, partner, member, joint venturer, officer, director, employee, equity holder, lender or otherwise with the

Company in the area of research and development of drugs for bone or cartilage diseases or other diseases in which the Company has active research and development programmes at the time of termination. Given the nature of the Company's business, the President/CEO recognizes and acknowledges that his duties relate to the technology of the Company, on which the entire business of the Company is based and which has world-wide application. Therefore the restrictions contained in this section cannot be limited to any particular geographic region and will be applicable world-wide. Should however a court find the geographic extent to wide the section will still be valid with an adjustment of the geographic extent as decided by a judge - based upon the geographic markets on which the Company conducts its business at the time of breach of this section.

10.2 Passive investments of less than 1 % (in the aggregate for a particular company) of the outstanding shares of capital stock or other equity interest of any publicly traded entity, or of 5 % of any non-publicly traded entity will not be considered a violation of the non-competition clause, provided the investments are non-competitive, that the investments do not require any work effort and that the investments do not interfere with the work performance of the President/CEO.

10.3 The President/CEO shall during the same period as in section 10.1 refrain from

(a) Directly or indirectly inducing or attempting to induce any employee of the Company to leave his or her employment with the Company,

(b) Induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any other person, or

(c) Employ, or otherwise pay for services rendered by any employee of the Company,

(d) Induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company with whom the President/CEO had direct contact to cease doing business with the Company or in any way interfere with the relationship between that customer, supplier, licensee, licensor or other business relation and the Company.

10.4 Further the President/CEO shall not directly or indirectly assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by this agreement were they carried out by the President/CEO himself.

10.5 If the President/CEO engages in any activity as mentioned in 10.1 - 10.4, the President/CEO acknowledges and agrees that the Company shall be entitled to injunctive relief per Section 10.6 in addition to damages for the Company's loss in accordance with Danish law.

10.6 The Company shall be entitled to request an injunctive relief against any activity as mentioned in 10.1, 10.3 and 10.4, as it is agreed that the restrictions contained in this agreement are reasonable in time, scope and territory and are necessary to protect the legitimate interests of the Company including its interest in protecting its Proprietary Information.

11.0 Disputes and governing law

11.1 The Service Agreement is not subject to the Danish Employees Act ("Funktionærloven").

11.2 Any dispute arising out of this Service Agreement in respect of the understanding and interpretation hereof shall be submitted to the Danish courts and subject to Danish law.

11.3 Each provision of this contract shall be interpreted in a manner as to be effective and valid under Danish law. However, if the duration or geographical extent of, or business activities covered by this Service Agreement are in excess of what is valid and enforceable under Danish law the provision shall be construed/interpreted in such a manner that it is valid and enforceable.

11.4 If the activities of the Company are transferred to a US based legal entity without material changes of the organization and/or the ownership the terms of this Service Agreement shall be adjusted to the extent the terms and conditions are not valid under US jurisdiction.

12.0 Change of Control

12.1 If the President/CEO wishes to terminate the employment in case the Company is sold or there is a change of control the President/CEO agrees to give 6-months notice from the date of change of control in order to secure a smooth process. The President/CEO and the Board of Directors will in good faith agree on the future position of the President at the relevant time.

Charles J. Casamento
2041 Sacramento Street
San Francisco, California 94109